Exhibit 99.1

BioDelivery Sciences Strengthens BUNAVAIL Sales and

Managed Markets Teams

Experienced New Hires Add Key Support to the BUNAVAIL launch

Select Sales Management Functions Internalized from Quintiles

RALEIGH, N.C., May 28, 2015 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) has strengthened its sales and managed markets teams to support the launch of BUNAVAIL® (buprenorphine and naloxone) buccal film CIII. Taking advantage of industry talent-acquisition opportunities, BDSI has hired three key former Salix® Pharmaceuticals sales and managed markets professionals to complement its existing teams supporting the launch of BUNAVAIL. The new hires bring substantial sales and managed markets experience to BDSI and are intended to assist in driving second half 2015 sales behind recent managed care approvals and improved pharmacy stocking of BUNAVAIL. BDSI has also made an important decision by internalizing from Quintiles (BDSI’s contract sales organization) certain key individuals in sales management.

Jason Mitchell is joining BDSI as Regional Sales Director for the Mid-Atlantic region. Jason has more than 15 years of commercial experience including sales, sales training, sales management, product management and human resources. Most recently, Jason was the South Area Sales Director for Salix Pharmaceuticals, where he successfully built multiple sales regions and managed six regional sales directors and 48 territory managers. Prior to joining Salix, Jason was a professional sales representative with TAP Pharmaceuticals.

Troy Holland will assume the position of Regional Sales Director for the West region. Troy joins BDSI with more than 12 years of sales and sales management experience. Most recently, Troy was an accomplished Regional Sales Manager for Salix and formerly a District Sales Manager for Santarus, which was acquired by Salix in 2014. Troy helped build the successful Santarus commercial team and continued that effort successfully with Salix.

Michael Bullock has been hired by BDSI to assume the role of National Director, Managed Markets. Michael comes to BDSI with nearly 25 years of experience in pharmaceuticals, with 15 years specifically in national account roles. Michael was a former Director of National Accounts for Salix, where he led a team of national and regional account managers for a portfolio of 14 products. Michael managed key accounts including UHC, Aetna and Cigna, along with pharmacy benefit managers (PBMs) such as

OptumRx and Medco as well as Medicaid programs in the eastern U.S. Michael will take on a similar role at BDSI and will be building the internal team as the company begins its transitions from Ashfield Market Access, BDSI’s contracted partner for this critical function.

BDSI has also made an important decision by internalizing from Quintiles certain key individuals in sales management, including two Regional Sales Directors, Steve Patterson (Northeast) and Todd Bertz (Central), as well as Ida Hatoum, the National Sales Training Manager. These positions will report to the Vice President of Sales and Managed Markets.

“We are extremely pleased to have hired a number of key sales and managed markets personnel previously with Salix, a leader in its respective field and one driven by a strong commercial sales organization, as well as internalized individuals in sales management from Quintiles,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BioDelivery Sciences. This provides us with a strong sales and managed markets leadership team as we continue to advance the commercialization of BUNAVAIL. We are thrilled to obtain this level of sales and managed markets talent to provide the additional support and strength behind the fine team we currently have in place in the field.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s particular area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence.

BDSI’s headquarters is located in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com

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Cautionary Note on Forward-Looking Statements

This press release, the conference call described herein, and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto (including, without limitation, at the presentations described herein) contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s commercial efforts with BUNAVAIL and the Company’s clinical trials for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and trade names are owned by their respective owners.

© 2015 BioDelivery Sciences International, Inc. All rights reserved.

CONTACTS

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com